Exhibit 23.2

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1 and related amendments thereto (collectively, the “Form S-1”) of Vericity, Inc. (“Vericity”) as filed with the Securities and Exchange Commission (the “SEC”). We also consent to the inclusion of, summary of, and reference to our Pro Forma Valuation Appraisal Report, dated as of April 11, 2018, of Members Mutual Holding Company (“MMHC”) in the Prospectus included in the Form S-1 filed by Vericity with the SEC.

We further consent to the inclusion of, summary of, and reference to in the Form S-1 of our opinion letter dated April 13, 2018 as to the value of subscription rights to be received by eligible policyholders of Members Mutual Holding Company pursuant to the Plan of Conversion.

In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder

Boenning & Scattergood, Inc.

By:	/s/ Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

June 3, 2019